Exhibit 8.1

November 30, 2000

EOP Operating Limited Partnership
c/o    Equity Office Properties Trust
         Two North Riverside Plaza
         Chicago, Illinois 60606

Equity Office Properties Trust
Two North Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

      We have acted as counsel to Equity Office Properties Trust (“Equity Office”), a Maryland real estate investment trust, and EOP Operating Limited Partnership, (“EOP Partnership”), a Delaware limited partnership in connection with the registration of $325,000,000 senior exchangeable notes due November 15, 2008, of EOP Partnership, Equity Office’s full and unconditional guarantees as to payment of principal and interest with respect to such notes, and 9,558,824 common shares of beneficial interest, $.01 par value per share, of Equity Office for which such notes are exchangeable. This opinion letter is furnished in connection with the filing with the Securities and Exchange Commission, on November 30, 2000, of the registration statement on Form S-3 relating to such notes, guarantees, and common shares (the “Registration Statement,” which includes the joint prospectus of Equity Office and EOP Partnership (the “Prospectus”)). Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Prospectus.

Basis for Opinions

      The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the “IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to

EOP Operating Limited Partnership
Equity Office Properties Trust
November 30, 2000

changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including (but not limited to) the following: (1) the Registration Statement and the Prospectus (including the various SEC filings incorporated therein by reference); (2) the Second Amended and Restated Agreement of Limited Partnership of EOP Partnership, dated as of June 19, 2000, as amended through the date hereof; (3) the Articles of Amendment and Restatement of Declaration of Trust of Equity Office dated as of July 9, 1997, as amended through the date hereof, (the “Declaration of Trust”) and, with respect to each series of Equity Office preferred shares of beneficial interest, the articles supplementary establishing and fixing the rights and preferences of such series of preferred shares; (4) the form of partnership agreement or limited liability company operating agreement, as applicable, used to organize and operate the partnerships and limited liability companies in which EOP Partnership owns an interest (collectively, the “Partnership Subsidiaries”); (5) the organizational documents and stock ownership records of BeaMetFed, Inc. (“BeaMetFed”) and of certain corporations in which EOP Partnership owns stock, directly or indirectly, including Equity Office Properties Management Corp., EOP Office Company, Beacon Property Management Corporation, Beacon Design Corp., Beacon Construction Company, Inc., Real State Insurance Corporation, Equity Business Centers Corp., and WCP Services, Inc. (collectively, the “Corporate Entities”); and (6) stock ownership information for Tenant Services Corp. The opinions set forth in this letter also are premised on certain written representations of (i) Equity Office and EOP Partnership contained in a letter to us dated November 27, 2000, regarding the assets, operations and activities of Equity Office and EOP Partnership in the past and as to the contemplated assets, operations and activities of Equity Office and EOP Partnership in the future (which letter reconfirms to us certain representations made by the entities that merged into Equity Office in connection with its formation regarding the assets, operations and activities of such entities)

EOP Operating Limited Partnership
Equity Office Properties Trust
November 30, 2000

and (ii) BeaMetFed contained in a letter to us dated November 27, 2000, regarding the assets, operations and activities of BeaMetFed in the past and as to contemplated assets, operations and activities of BeaMetFed in the future (collectively, the “Management Representation Letters”).

      For purposes of rendering our opinions, we have not made an independent investigation or audit of the facts set forth in any of the above-referenced documents, including the Management Representation Letters. We consequently have relied upon the representations in the Management Representation Letters to the effect that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. After reasonable inquiry, we are not, however, aware of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of Equity Office as a real estate investment trust under the Code (a “REIT”) or the treatment of EOP Partnership as a partnership, we have previously reviewed with the individual making such representations, the Chief Legal Counsel of Equity Office, the relevant provisions of the Code, applicable Treasury regulations, and published administrative interpretations thereof, and he has had such statements reviewed internally within Equity Office by the individuals with direct primary responsibility for federal income tax matters and Equity Office’s compliance with the federal income tax rules applicable to REITs. Finally, our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to Equity Office, EOP Partnership, or any other person.

      Moreover, we have assumed, with your consent, that, insofar as relevant to the opinions set forth herein:

      (1) each of Equity Office, EOP Partnership, the Partnership Subsidiaries, BeaMetFed, and the Corporate Entities has been and will be operated in the manner described in the Management Representation Letters and the Prospectus (including the various SEC filings incorporated therein by reference) and in the relevant partnership agreement, limited liability company operating agreement, articles (or certificate) of incorporation, declaration of trust or other organizational documents;

EOP Operating Limited Partnership
Equity Office Properties Trust
November 30, 2000

      (2) we have been provided with all written agreements related to the ownership of the voting stock of the Corporate Entities and there are no oral agreements or understandings between Equity Office or EOP Partnership and any of the owners of the voting stock of any of the Corporate Entities, or any of the Corporate Entities themselves, that are inconsistent with EOP Partnership being considered to be the beneficial owner of less than 10% of the outstanding voting securities of any of the Corporate Entities;

      (3) as set forth in the Management Representation Letters, Equity Office takes measures to ensure, and will take measures to ensure, that services provided to the tenants either: (a) are “usually or customarily rendered” and not otherwise considered “rendered to tenants;” (b) are provided by an entity that qualifies as an “independent contractor,” as defined in Section 856 of the Code and the Treasury regulations thereunder, from which Equity Office receives no income (or for taxable years beginning after December 31, 2000, will be provided by a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code); or (c) do not result in Equity Office having more than a “de minimis” amount of “impermissible tenant service income” under Section 856(d)(7) of the Code with respect to any particular property during any taxable year;

      (4) Equity Office is a duly organized and validly existing real estate investment trust under the laws of the State of Maryland, each of BeaMetFed and the Corporate Entities is a duly organized and validly incorporated corporation under the laws of the state in which it is purported to be organized, EOP Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, and each of the Partnership Subsidiaries is a duly organized and validly existing partnership or limited liability company, as the case may be, under the applicable laws of the state in which it is purported to be organized;

      (5) all of the obligations imposed by or described in the documents that we reviewed, including obligations imposed under the Declaration of Trust, have been and will continue to be performed or satisfied in accordance with their terms; and

      (6) all documents that we have reviewed have been properly executed, are valid originals or authentic copies of valid originals, and all signatures thereon are genuine.

EOP Operating Limited Partnership
Equity Office Properties Trust
November 30, 2000

Opinions

      Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

      (a) commencing with its taxable year ended December 31, 1997, Equity Office has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and Equity Office’s proposed method of operation (as described in the Prospectus (including the various SEC filings incorporated therein by reference) and Management Representation Letters) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

      (b) EOP Partnership is properly treated as a partnership for federal income tax purposes and not as a corporation or as an association taxable as a corporation, throughout the period from July 11, 1997, through the date hereof; and

      (c) the portions of the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences” that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

      We assume no obligation to advise you of any changes in our opinions or of any new developments in the application or interpretation of the federal income tax laws subsequent to the date of this letter. Equity Office’s qualification and taxation as a REIT depend upon (i) the satisfaction in the past by the ZML REITs, Beacon Properties Corporation, and Cornerstone Properties Inc., all of which merged into Equity Office, of the requirements for qualification and taxation as a REIT; (ii) Equity Office’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code, as described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership; and (iii) the satisfaction by BeaMetFed on a continuing basis, of the requirements for qualification and taxation as a REIT. Hogan & Hartson L.L.P. will not review Equity Office’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of Equity Office’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders, and the diversity

EOP Operating Limited Partnership
Equity Office Properties Trust
November 30, 2000

of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

      In rendering the opinions herein, Hogan & Hartson L.L.P. has assumed the correctness of, and has relied upon, the representations of Equity Office, EOP Partnership, and BeaMetFed with respect to REIT and partnership qualification matters, including those set forth in the Management Representation Letters.

      This opinion letter has been prepared for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement, and to the reference to Hogan & Hartson L.L.P. under the caption “Legal Matters” in the Prospectus. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.